PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration Number 333-130248

922,800 Shares

INSITE VISION INCORPORATED
Common Stock, par value $0.01 per share

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This prospectus relates solely to the resale of up to an aggregate of 922,800 shares of InSite Vision common stock or interests therein issued or issuable upon exercise of warrants that we issued to the selling stockholder listed beginning on page 19 of this prospectus pursuant to the terms of an arbitrator’s decision issued on October 6, 2005.

The selling stockholder identified in this prospectus (which term as used herein includes its pledges, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholder. Upon the exercise of the warrant by payment of cash, however, we may receive the exercise price of the warrant, which is initially $0.50 per share. However, the warrant covered by the registration statement of which this prospectus is a part has a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock without paying the exercise price in cash. To the extent the warrant is exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

Our common stock is quoted on The American Stock Exchange under the symbol “ISV.” On December 5, 2005, the closing sale price for our common stock was $0.89 per share.

The mailing address and telephone number of our principal executive offices is 965 Atlantic Avenue, Alameda, California 94501; (510) 865-8800.
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The shares of our common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about important factors you should consider before investing in our common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is December 23, 2005.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to “InSite Vision,”  “we”, “us” or “our” refer to InSite Vision Incorporated.

PROSPECTUS SUMMARY

To understand this offering fully and for a more complete description of the legal terms of this offering as well as our company and the common stock being sold in this offering, you should carefully read the entire prospectus and the other documents to which we may refer you, including “Risk Factors,” beginning on page 5, and our consolidated financial statements and notes to those statements incorporated by reference in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We undertake no obligation to update this prospectus for any events occurring after the date of this prospectus.

InSite Vision Incorporated

We are an ophthalmic product development company focused on developing genetically-based technology, for the diagnosis, prognosis and management of glaucoma, as well as ophthalmic pharmaceutical products based on our proprietary DuraSite® eyedrop-based drug delivery technology. In addition, we have a retinal program that includes both a therapeutic agent and a retinal drug delivery technology.

We are focusing our commercial efforts and research and development on the following:

•	AzaSite (ISV-401), a DuraSite formulation of azithromycin, a broad spectrum antibiotic; and
•	targeted activities to support the scientific/clinical foundation and market introduction of our OcuGene glaucoma genetic test based on our ISV-900 technology.

Certain Recent Developments

On October 6, 2005 (the “Award Date”), an arbitrator rendered a decision in the binding arbitration between Bristol Investment Group, Inc. and us relating to Bristol’s claim regarding a letter agreement dated January 28, 2003 pursuant to which Bristol was engaged as a non-exclusive placement agent of investment capital for us. In his decision, the arbitrator agreed with us that Bristol should be issued a warrant to purchase shares of our common stock in lieu of the cash value of the warrant. Bristol assigned its right to purchase the warrant to Paragon Capital LP. Accordingly, pursuant to the arbitration decision, on October 11, 2005, we sold and Paragon Capital LP purchased a warrant to purchase 922,800 shares of our common stock at an exercise price of $0.50 per share. The purchase price for the warrant was $0.001 per share, or $922.80. The warrant has a term of five years and may be exercised at any time prior to the expiration of its term by payment of the per share exercise price either in cash or by cashless or net exercise of the warrant. The warrant may not be redeemed by InSite Vision. Pursuant to the terms of the arbitration decision, we are obligated to file a registration statement on Form S-3 for the resale of the shares issuable upon exercise of the warrants. These shares are included in the registration statement on Form S-3 to which this prospectus relates. Please see “Selling Stockholders,” beginning on page 19, for more information.

On November 30, 2005, we announced positive top-line results from a pivotal phase 3 clinical trial of AzaSite™, a sterile, topical ophthalmic anti-infective solution containing 1.0% azithromycin formulated in DuraSite® (our patented drug delivery system). In an international, controlled clinical trial, subjects with bacterial conjunctivitis (pink-eye) were treated with either AzaSite dosed twice a day for the first 2 days, followed by once a day for the next 3 days or 0.3% tobramycin dosed four times a day for 5 days. AzaSite demonstrated a clinical resolution rate of 80% as compared to 78% for tobramycin. This result shows that the clinical resolution rate of AzaSite is equivalent to tobramycin, the primary efficacy endpoint of the study, according to statistical criteria which were previously agreed to by the FDA. The bacterial eradication rate was also equivalent for both groups.

The mailing address and telephone number of our principal executive offices is 965 Atlantic Avenue, Alameda, California 94501; (510) 865-8800. Our website is located at www.insitevision.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

The Offering

Common stock offered by the selling stockholder (1)	922,800 shares
Common stock to be outstanding after the offering (2)(3)	79,841,039 shares
Use of proceeds
We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder. To the extent the warrant is exercised by payment of cash, however, we may receive the exercise price of the warrant, which is initially $0.50 per share for the warrant issued to the selling stockholder. However, the warrant covered by the registration statement of which this prospectus is a part has a cashless exercise provision that allows the holder to receive a reduced number of shares of common stock without paying the exercise price in cash. To the extent that the warrant is exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. See “Use of Proceeds” on page 18.

American Stock Exchange Symbol	ISV

(1)	Consists of 922,800 shares of common stock issuable upon the exercise of a warrant with an exercise price of $0.50 per share.
(2)
Based on the number of shares actually outstanding on December 5, 2005 and includes all of the shares being offered pursuant to this prospectus, and which are issuable upon the exercise of a warrant being offered pursuant to this prospectus.

(3)
Excludes, as of December 5, 2005, (A) 5,439,614 shares of common stock issuable on the exercise of outstanding options at a weighted average exercise price of $1.55 per share, (B) 23,383,046 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by the registration statement of which this prospectus is a part, at a weighted average exercise price of $0.71 per share, (C) 390,831 shares of common stock available for future issuance under our 1994 Stock Option Plan, and (D) 453,222 shares of common stock available for future issuance under our 1994 Employee Stock Purchase Plan.

RISK FACTORS

You should consider carefully the following risk factors and all other information contained in our business description. Investing in our securities involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

Our current cash will only fund our business until approximately the end of December 2005. We will need additional funding, either through equity or debt financings or partnering arrangements, that could be further dilutive to our stockholders and could negatively affect us and our stock price

Our independent auditors included an explanatory paragraph in their audit report related to our consolidated financial statements for the fiscal year ended December 31, 2004 referring to our recurring operating losses and a substantial doubt about our ability to continue as a going concern.

We only expect our current cash to enable us to continue our operations as currently planned until approximately the end of December 2005. At that point, or earlier if circumstances change from our current expectations, we will require additional funding. We cannot assure you that additional funding will be available on a timely basis, or on reasonable terms, or at all. The terms of any securities issued to future investors may be superior to the rights of our then current stockholders and could result in substantial dilution and could adversely affect the market price for our Common Stock. If we raise funds through the issuance of debt securities, such debt will likely be secured by a security interest or pledge of all of our assets, will require us to make principal and interest payments in cash, securities or a combination thereof, would likely include the issuance of warrants, and may subject us to restrictive covenants. If we do not obtain such additional financing when required, we would likely have to cease operations and liquidate our assets. In addition, the existence of the explanatory paragraph in the audit report may in and of itself harm our stock price as certain investors may be restricted or precluded from investing in companies that have received this notice in an audit report. Further, the factors leading to the explanatory paragraph in the audit report may harm our ability to obtain additional funding and could make the terms of any such funding, if available, less favorable than might otherwise be the case.

In addition, we expect to enter into partnering and collaborative arrangements in the future as part of our business plan, regardless of whether we require additional funding to continue our operations. Such arrangements could include the licensing or sale of certain assets or the issuance of securities, which may adversely affect our future financial performance and the market price of our Common Stock and we cannot assure you that such arrangements will be beneficial to us. It is difficult to know our future capital requirements precisely as such requirements depend upon many factors, including:

•	the progress and results of our preclinical and clinical testing, especially results of our ongoing Phase 3 clinical trials for our AzaSite product candidate;
•	the progress of our research and development programs;
•	our ability to establish additional corporate partnerships to develop, manufacture and market our potential products;
•	the outcome of existing or possible future legal actions;
•	the cost of maintaining or expanding a marketing organization for OcuGene and the related promotional activities;
•	changes in, or termination of, our existing collaboration or licensing arrangements;
•	whether we manufacture and market any of our other products ourselves;
•	the time and cost involved in obtaining regulatory approvals;
•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
•	competing technological and market developments; and
•	the purchase of additional capital equipment.

If we do not receive additional funding when needed to continue our operations we will likely cease operations and liquidate our assets, which are secured by notes payable to our chief executive officer

In the event that we are unable to secure additional funding when required to continue our operations, we will likely be forced to wind down our operations, either through liquidation, voluntary or involuntary bankruptcy or a sale of our assets. As of November 30, 2005, our chief executive officer had outstanding notes payable from us in an aggregate principal amount of $231,000, which are secured by a lien on substantially all of our assets including our intellectual property. The notes issued by us in connection with these loans are due on the earlier to occur of March 31, 2007 or 10 business days subsequent to the successful completion of a pivotal Phase 3 clinical trial with AzaSite. In the event that we wind down operations, whether voluntarily or involuntarily, while these secured loans are outstanding, this security interest enables our chief executive officer to control the disposition of these assets. If we are unable to repay the amounts due under the secured notes when due, our chief executive officer could cause us to enter into involuntary liquidation proceedings in the event we default on our obligations and could take possession of our assets. If we wind down our operations for any reason, it is likely that our stockholders will lose their entire investment in us.

Clinical trials are very expensive, time-consuming and difficult to design and implement

We commenced two Phase 3 trials of our AzaSite product candidate in the third quarter of 2004. In October 2005 we announced the completion of enrollment in one of the two Phase 3 trials and in December 2005 announced preliminary results of that first trial. We have not yet completed second enrollment for the Phase 3 trial. The AzaSite Phase 3 trials will continue to be expensive and may be difficult to implement due to the number of patients and testing sites and could be subject to delay or failure at any stage of the trials. We expect our current funding will only be sufficient to enable us to continue our operations as currently planned until approximately the end of December 2005. Accordingly, we will require additional funds to prepare the related clinical reports, obtain the necessary FDA approvals and market the product. Any delay or failure of, or adverse results from, the AzaSite trials will likely require us to obtain even further funding in order to address such delays or failures or to refocus our efforts on other product candidates and such delay, failure or adverse results could make it much more difficult or expensive for us to obtain funding. Human clinical trials for our product candidates are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. We estimate that clinical trials of our other product candidates will take at least several years to complete once initiated. Furthermore, we could encounter problems that cause us to abandon or repeat clinical trials, further delaying or preventing the completion of such trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our submissions or the conduct of these trials.

The results of our clinical trials may not support our product candidate claims

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims, including with respect to AzaSite. Even if pre-clinical testing and early clinical trials for a product candidate, including AzaSite, are successful, this does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing or meet our expectations. The clinical trial process may fail to demonstrate that our product candidates, including AzaSite, are safe for humans or effective for indicated uses. Any such failure would likely cause us to abandon the product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay or preclude the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. For example, if our current AzaSite Phase 3 trials do not produce positive results or we are otherwise unable to obtain FDA approval for the commercialization of AzaSite, our business would be significantly harmed as we have devoted a significant portion of our resources to this product candidate, at the expense of our other product candidates. In addition, our clinical trials involve relatively small patient populations. Because of the small sample size, the results of these clinical trials may not be indicative of future results.

We may require additional licenses or be subject to expensive and uncertain patent litigation in order to sell AzaSite in the US. and/or Europe; We are aware that Pfzer has recently received patents in the U.S. and Europe which cover the use of azithromycin in a topical formulation to treat bacterial infections in the eye

A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflicts could limit the scope of the patents, if any, we may be able to obtain or result in the denial of our patent applications or block our rights to exploit our technology. In addition, if the USPTO or foreign patent agencies have issued or issue patents that cover our activities to other companies, we may not be able to obtain licenses to these patents at all, or at a reasonable cost, or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in or be precluded altogether from introducing products to the market.

We are aware that Pfizer has been recently issued U.S. Patent No. 6,681,411 by the USPTO and the European Patent Office has granted its European counterpart EP 0925789, both of which cover the use of azithromycin in a topical formulation to treat ophthalmic infections. We may require a license under these patents to develop or sell AzaSite for ophthalmic indications in the U.S. and/or Europe, which may not be available on reasonable commercial terms, if at all. If we are unable to obtain a license to these patents, Pfizer brings suit to enforce them, these patents are held valid and enforceable and our technology is deemed to infringe these patents, Pfizer would be entitled to damages and we could be prevented from selling AzaSite in Europe and/or the U.S.

We may need to litigate in order to defend against claims of infringement by Pfizer or others, to enforce patents issued to us or to protect trade secrets or know-how owned or licensed by us. Litigation could result in substantial cost to and diversion of effort by us, which may harm our business. Such costs can be particularly harmful to emerging companies such as ours without significant existing revenue streams or other cash resources. We have also agreed to indemnify our licensees against infringement claims by third parties related to our technology, which could result in additional litigation costs and liability for us. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others, which could preclude us from commercializing our products;
•	pay damages; or
•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our business depends upon our proprietary rights, and we may not be able to protect, enforce or secure our intellectual property rights adequately

Our future success will depend in large part on our ability to obtain patents, protect trade secrets, obtain and maintain rights to technology developed by others, and operate without infringing upon the proprietary rights of others. A substantial number of patents in the field of ophthalmology and genetics have been issued to pharmaceutical, biotechnology and biopharmaceutical companies. Moreover, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with ours. Our patent applications may not be approved. We may not be able to develop additional proprietary products that are patentable. Even if we receive patent issuances, those issued patents may not be able to provide us with adequate protection for our inventions or may be challenged by others.

Furthermore, the patents of others may impair our ability to commercialize our products. The patent positions of firms in the pharmaceutical and genetic industries generally are highly uncertain, involve complex legal and factual questions, and have recently been the subject of much litigation. The USPTO and the courts have not developed, formulated, or presented a consistent policy regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical and genetic patents. Despite our efforts to protect our proprietary rights, others may independently develop similar products, duplicate any of our products or design around any of our patents. In addition, third parties from which we have licensed or otherwise obtained technology may attempt to terminate or scale back our rights.

We also depend upon unpatented trade secrets to maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Our trade secrets may also be disclosed, and we may not be able to protect our rights to unpatented trade secrets effectively. To the extent that we or our consultants or research collaborators use intellectual property owned by others, disputes also may arise as to the rights in related or resulting know-how and inventions.

Our current financial situation may impede our ability to protect or enforce adequately our legal rights under agreements and to our intellectual property

We only expect our current cash to enable us to continue our operations as currently planned until approximately the end of December 2005. Our limited financial resources make it more difficult for us to enforce our intellectual property rights, through the filing or maintenance of patents, taking legal action against those that may infringe on our proprietary rights, defending infringement claims against us, or otherwise. Our current financial situation may impede our ability to enforce our legal rights under various agreements we are currently a party to or may become a party to due to our inability to incur the costs associated with such enforcement. Our inability to protect our legal and intellectual property rights adequately may make us more vulnerable to infringement and could harm our business.

Physicians and patients may not accept and use our products

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;
•	cost-effectiveness of our product relative to competing products;
•	the perceived benefits of competing products or treatments;
•	availability of reimbursement for our products from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs, particularly AzaSite, to find market acceptance would harm our business and could require us to seek additional financing.

Questions concerning our financial condition may cause customers and current and potential partners to reduce or not conduct business with us

Our recent and on-going financial difficulties, and concerns regarding our ability to continue operations even if we are able to raise additional funding, may cause current and potential customers and partners to decide not to conduct business with us, to reduce or terminate the business they currently conduct with us, or to conduct business with us on terms that are less favorable than those customarily offered by them. In such event, our sales would likely decrease, our costs could increase, our product development and commercialization efforts would suffer and our business will be significantly harmed.

It is difficult to evaluate our business because we are in an early stage of development and our technology is untested

We are in an early stage of developing our business. We have only received an insignificant amount of royalties from the sale of one of our products, an over-the-counter dry eye treatment, and in 2002 we began to receive a small amount of revenues from the sale of our OcuGene glaucoma genetic test. Before regulatory authorities grant us marketing approval for additional products, we need to conduct significant additional research and development and preclinical and clinical testing, including with respect to our leading product candidate AzaSite. All of our products, including AzaSite, are subject to risks that are inherent to products based upon new technologies. These risks include the risks that our products:

•	are found to be unsafe or ineffective;
•	fail to receive necessary marketing clearance from regulatory authorities;
•	even if safe and effective, are too difficult or expensive to manufacture or market;
•	are unmarketable due to the proprietary rights of third parties; or
•	are not able to compete with superior, equivalent, more cost-effective or more effectively promoted products offered by competitors.

Therefore, our research and development activities including with respect to AzaSite may not result in any commercially viable products.

We have a history of operating losses and we expect to continue to have losses in the future

We have incurred significant operating losses since our inception in 1986 and have pursued numerous drug development candidates that did not prove to have commercial potential. As of September 30, 2005, our accumulated deficit was approximately $132.4 million. We expect to incur net losses for the foreseeable future or until we are able to achieve significant royalties or other revenues from sales of our products. In addition, we recognize revenue when all services have been performed and collectibility is reasonably assured. Accordingly, revenue for the sales of OcuGene may be recognized in a later period than the associated recognition of costs of the services provided, especially during the initial launch of the product. In addition, due to this delay in revenue recognition, our revenues recognized in any given period may not be indicative of our then current viability and market acceptance of our OcuGene product.

Attaining significant revenue or profitability depends upon our ability, alone or with third parties, to develop our potential products successfully, conduct clinical trials, obtain required regulatory approvals and manufacture and market our products successfully. We may not ever achieve or be able to maintain significant revenue or profitability, including with respect to our leading product candidate AzaSite.

We may not successfully manage our growth

If we are able to raise additional funding and gain FDA approval for additional products, including AzaSite, our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we will have to expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We are dependent upon key employees and we may not be able to retain or attract key employees, and our ability to attract and retain key employees is likely to be harmed by our current financial situation

We are highly dependent on Dr. Chandrasekaran, who is our chief executive officer, president and chief financial officer, and Dr. Lyle Bowman, our vice president, development and operations. The loss of services from either of these key personnel might significantly delay or prevent the achievement of planned development objectives. We carry a $1.0 million life insurance policy on Dr. Chandrasekaran under which we are the sole beneficiary, however in the event of the death of Dr. Chandrasekaran such policy would be unlikely to fully compensate us for the hardship such a loss would cause us. We do not carry a life insurance policy on Dr. Bowman. Furthermore, a critical factor to our success will be recruiting and retaining qualified personnel. Competition for skilled individuals in the biotechnology business is highly intense, and we may not be able to continue to attract and retain personnel necessary for the development of our business. Our ability to attract and retain such individuals may be reduced by our recent and current financial situation and our past reductions in force. For example, during 2003 we laid off approximately 42% of our employees and salaries of our senior management were reduced. Although we have recently increased salaries to their pre-reduction levels and paid performance bonuses, and we are not aware of any plans of our management or scientific personnel to leave us, the voluntary salary reductions and other cost reduction measures we have undertaken in the past or may undertake in the future and our ongoing financial difficulties make it more likely that such individuals will seek other employment opportunities and may leave our Company permanently. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could harm our business.

Our strategy for research, development and commercialization of our products requires us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others; Furthermore, we are dependent on the diligent efforts and subsequent success of these outside parties in performing their responsibilities

Because of our reliance on third parties for the development, marketing and sale of our products, any revenues that we receive will be dependent on the efforts of these third parties, such as our corporate collaborators. These partners may terminate their relationships with us and may not diligently or successfully market our products. In addition, marketing consultants and contract sales organizations, such as those deployed by us currently for OcuGene, or in the future for OcuGene and potential future products such as AzaSite, may market products that compete with our products and we must rely on their efforts and ability to market and sell our products effectively. We may not be able to conclude arrangements with other companies to support the commercialization of our products on acceptable terms, or at all. Moreover, our current financial condition may make us a less attractive partner to potential collaborators. In addition, our collaborators may take the position that they are free to compete using our technology without compensating or entering into agreements with us. Furthermore, our collaborators may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or disorders targeted by these collaborative programs.

Our products are subject to government regulations and approval which may delay or prevent the marketing of potential products and impose costly procedures upon our activities

The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approval on a timely basis, or at all, for any products we develop. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even after we have obtained regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Moreover, the FDA has recently reduced previous restrictions on the marketing, sale and prescription of products for indications other than those specifically approved by the FDA. Accordingly, even if we receive FDA approval of a product for certain indicated uses, our competitors, including our collaborators, could market products for such indications even if such products have not been specifically approved for such indications. Additionally, the FDA recently issued an advisory that microarrays used for diagnostic and prognostic testing may need regulatory approval. The need for regulatory approval of multiple gene analysis is uncertain at this time. Delay in obtaining or failure to obtain regulatory approvals would make it difficult or impossible to market our products and would harm our business.

The FDA’s policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the United States could result in new government regulations that could harm our business. Adverse governmental regulation might arise from future legislative or administrative action, either in the United States or abroad. See “-Uncertainties regarding healthcare reform and third-party reimbursement may impair our ability to raise capital, form collaborations and sell our products”

We rely on third parties to develop, market and sell our products; we may not be able to continue or enter into third party arrangements, and these third parties’ efforts may not be successful

We do not plan on establishing an internal dedicated sales force or a marketing organization for our product candidates. We also rely on third parties for clinical testing or certain other product development activities especially in the area of our glaucoma programs. We are currently pursuing a licensing or collaborative agreement for the sale and marketing of our AzaSite product candidate. There can be no assurances that we will be successful in entering into such an agreement or that a partner would be successful in their efforts, either of which could significantly harm our business.

In order to pursue one of our glaucoma programs ISV-205, which is currently inactive, we must enter into a third party collaboration agreement for the development, marketing and sale or develop, market and sell the product ourselves. There can be no assurance that we will be successful in finding a corporate partner for our ISV-205 program or that any collaboration will be successful, either of which could significantly harm our business. In addition, we have no experience in marketing and selling products and we cannot assure you that we would be successful in marketing ISV-205 ourselves. If we are to develop and commercialize our product candidates successfully, including ISV-205, we will be required to enter into arrangements with one or more third parties that will:

•	provide for Phase 2 and/or Phase 3 clinical testing;
•	obtain or assist us in other activities associated with obtaining regulatory approvals for our product candidates; and
•	market and sell our products, if they are approved.

In December 2003, we completed the sale of our drug candidate ISV-403 for the treatment of ocular infections to Bausch & Lomb Incorporated. Bausch & Lomb has assumed all future ISV-403 development and commercialization expenses and is responsible for all development activities, with our assistance, as appropriate. The Bausch & Lomb Purchase Agreement and License Agreement grants Bausch & Lomb rights to develop and market ISV-403, subject to payment of royalties, in all geographies except Japan (which were retained by SSP, in connection with a separate license agreement between us and SSP), with such rights being shared with SSP in Asia (except Japan) and exclusive elsewhere. This sale resulted in the termination of the August 2002 license agreement we entered into with Bausch & Lomb related to ISV-403. Our ability to generate royalties from this agreement will be dependent upon Bausch & Lomb’s ability to complete the development of ISV-403, obtain regulatory approval for the product and successfully market it. In addition, under the Bausch & Lomb Purchase Agreement, we also have certain potential indemnification obligations to Bausch & Lomb in connection with the asset sale which, if triggered, could significantly harm our business and our financial position.

Our marketing and sales efforts related to our OcuGene glaucoma genetic test have been significantly curtailed. Our activities have been mainly using external resources that included:

•	a network of key ophthalmic clinicians; and
•	other resources with ophthalmic expertise.

We may not be able to enter into or maintain arrangements with third parties with ophthalmic or diagnostic industry experience on acceptable terms or at all. If we are not successful in concluding such arrangements on acceptable terms, or at all, we may be required to establish our own sales force and expand our marketing organization significantly, despite the fact that we have no experience in sales, marketing or distribution. Even if we do enter into collaborative relationships, as we have experienced with Pharmacia, these relationships can be terminated forcing us to seek alternatives. We may not be able to build a marketing staff or sales force and our sales and marketing efforts may not be cost-effective or successful.

In addition, we currently contract with a third party to assemble the sample collection kits used in our OcuGene glaucoma genetic test. If our assembler should encounter significant delays or we have difficulty maintaining our existing relationship, or in establishing a new one, our sales of this product could be adversely affected.

We have no experience in performing the analytical procedures related to genetic testing and have established an exclusive commercial agreement with a third party to perform these procedures for our OcuGene glaucoma genetic test; If we are unable to maintain this arrangement, and are unable to establish new arrangements with third parties, we will have to establish our own regulatory compliant analytical process for genetic testing and may not have the financial resources to do so

We have no experience in the analytical procedures related to genetic testing. We have entered into an agreement with Quest Diagnostics Incorporated under which Quest exclusively performs OcuGene genetic analytical procedures at a commercial scale in the United States. Accordingly, we are reliant on Quest for all of our OcuGene analytical procedures. If we are unable to maintain this arrangement, we would have to contract with another clinical laboratory or would have to establish our own facilities. We cannot assure you that we will be able to contract with another laboratory to perform these services on a commercially reasonable basis, or at all.

Clinical laboratories must adhere to Good Laboratory Practice regulations that are strictly enforced by the FDA on an ongoing basis through the FDA’s facilities inspection program. Should we be required to perform the analytical procedures for genetic testing ourselves, we:

•	will be required to expend significant amounts of capital to install an analytical capability;
•	will be subject to the regulatory requirements described above; and
•	will require substantially more additional capital than we otherwise may require.

We cannot assure you we will be able successfully to enter into another genetic testing arrangement or perform these analytical procedures ourselves on a cost-efficient basis, or at all.

We rely on a sole source for some of the raw materials in our products, including AzaSite, and the raw materials we need may not be available to us

We currently have a single supplier for azithromycin, the active drug incorporated into our AzaSite product candidate. The supplier has submitted a Drug Master File on the compound with the FDA and is subject to the FDA’s review and oversight. If the FDA were to identify issues in the production of the drug that the supplier was unable to resolve quickly, or other issues were to arise that impact production, our ability to continue with the development of AzaSite, and potentially the commercial sale if the product is approved, could be interrupted, which would harm our business. Additional suppliers for this drug exist, but qualification of an alternative source could be time consuming, expensive and could result in a delay that could harm our business and there is no guarantee that these additional suppliers can supply sufficient quantities at a reasonable price, or at all.

SSP is the sole source for the active drug incorporated into the ISV-403 product candidate we sold to Bausch & Lomb for further development and commercialization. SSP has submitted a Drug Master File on the compound with the FDA and is subject to the FDA’s review and oversight. If SSP is unable to obtain and maintain FDA approval for their production of the drug or is otherwise unable to supply Bausch & Lomb with sufficient quantities of the drug, Bausch & Lomb’s ability to continue with the development, and potentially the commercial sale if the product is approved, of ISV-403 would be interrupted or impeded, and our royalties from commercial sales of the ISV-403 product could be delayed or reduced and our business could be harmed.

In addition, certain of the raw materials we use in formulating our DuraSite drug delivery system are available only from Noveon Corporation. Although we do not have a current supply agreement with the Noveon Corporation, to date we have not encountered any difficulties obtaining necessary materials from them. Any significant interruption in the supply of these raw materials could delay our clinical trials, product development or product sales and could harm our business.

We have no experience in commercial manufacturing and if contract manufacturing is not available to us or does not satisfy regulatory requirements, we will have to establish our own regulatory compliant manufacturing capability and may not have the financial resources to do so

We have no experience manufacturing products for Phase 3 and commercial purposes. We have a pilot facility licensed by the State of California to manufacture a number of our products for Phase 1 and Phase 2 clinical trials but not for late stage clinical trials or commercial purposes. Any delays or difficulties that we may encounter in establishing and maintaining a relationship with qualified manufacturers to produce, package and distribute our finished products may harm our clinical trials, regulatory filings, market introduction and subsequent sales of our products.

We have a contract with Cardinal Health, the manufacturer of our AzaSite Phase 3 clinical trial supplies and registration batches, to validate their production line for commercial scale batches and to manufacture the required validation batches for FDA review. Additionally, we have entered into a commercial manufacturing agreement with Cardinal Health for an initial nine year period. Other commercial manufacturers exist and we currently believe that we could obtain alternative commercial manufacturing services if required. However, qualification of another manufacturer, transfer of the manufacturing process and regulatory approval of such a site would be costly and time consuming and would adversely impact our potential market introduction and subsequent sales of AzaSite.

We currently contract with a third party to assemble the sample collection kits used in our OcuGene glaucoma genetic test. If our assembler should encounter significant delays or we have difficulty maintaining our existing relationship, or in establishing a new one, our sales of this product could be adversely affected.

Contract manufacturers must adhere to Good Manufacturing Practices regulations that are strictly enforced by the FDA on an ongoing basis through the FDA’s facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve a new drug application. Some of the material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. The FDA or other regulatory agencies may not approve the process or the facilities by which any of our products may be manufactured. Our dependence on third parties to manufacture our products may harm our ability to develop and deliver products on a timely and competitive basis. Should we be required to manufacture products ourselves, we:

•	will be required to expend significant amounts of capital to install a manufacturing capability;
•	will be subject to the regulatory requirements described above;
•	will be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products; and
•	will require substantially more additional capital than we otherwise may require.

Therefore, we may not be able to manufacture any products successfully or in a cost-effective manner.

We compete in highly competitive markets and our competitors’ financial, technical, marketing, manufacturing and human resources may surpass ours and limit our ability to develop and/or market our products and technologies

Our success depends upon developing and maintaining a competitive advantage in the development of products and technologies in our areas of focus. We have many competitors in the United States and abroad, including pharmaceutical, biotechnology and other companies with varying resources and degrees of concentration in the ophthalmic market. Our competitors may have existing products or products under development which may be technically superior to ours or which may be less costly or more acceptable to the market. Competition from these companies is intense and is expected to increase as new products enter the market and new technologies become available. Many of our competitors have substantially greater financial, technical, marketing, manufacturing and human resources than we do, particularly in light of our current financial condition. In addition, they may succeed in developing technologies and products that are more effective, safer, less expensive or otherwise more commercially acceptable than any that we have or will develop. Our competitors may obtain cost advantages, patent protection or other intellectual property rights that would block or limit our ability to develop our potential products. Our competitors may also obtain regulatory approval for commercialization of their products more effectively or rapidly than we will. If we decide to manufacture and market our products by ourselves, we will be competing in areas in which we have limited or no experience such as manufacturing efficiency and marketing capabilities. See “ - We have no experience in commercial manufacturing and need to establish manufacturing relationships with third parties, and if contract manufacturing is not available to us or does not satisfy regulatory requirements, we will have to establish our own regulatory compliant manufacturing capability and may not have the financia1 resources to do so”

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have products competitive with AzaSite already approved or in development including Zymar and Ocuflox by Allergan, Vigamox and Ciloxan by Alcon, and Quixin by Johnson & Johnson. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;
•	undertaking pre-clinical testing and human clinical trials;
•	obtaining FDA and other regulatory approvals of drugs;
•	formulating and manufacturing drugs;
•	launching, marketing and selling drugs; and
•	attracting qualified personnel, parties for acquisitions, joint ventures or other collaborations.

Uncertainties regarding healthcare reform and third-party reimbursement may impair our ability to raise capital, form collaborations and sell our products

The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare through various means may harm our business. For example, in some foreign markets the pricing or profitability of health care products is subject to government control. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. The implementation or even the announcement of any of these legislative or regulatory proposals or reforms could harm our business by impeding our ability to achieve profitability, raise capital or form collaborations.

In addition, the availability of reimbursement from third-party payers determines, in large part, the demand for healthcare products in the United States and elsewhere. Examples of such third-party payers are government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and third-party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, reimbursement from third-party payers may not be available or may not be sufficient to allow us to sell our products on a competitive or profitable basis.

Our insurance coverage may not adequately cover our potential product liability exposure

We are exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive. Although we believe our current insurance coverage is adequate to cover likely claims we may encounter given our current stage of development and activities, our present product liability insurance coverage may not be adequate to cover all potential claims we may encounter. In addition, our existing coverage will not be adequate as we further develop, manufacture and market our products, and we may not be able to obtain or afford adequate insurance coverage against potential claims in sufficient amounts or at a reasonable cost.

Our use of hazardous materials may pose environmental risks and liabilities which may cause us to incur significant costs

Our research, development and manufacturing processes involve the controlled use of small amounts of hazardous solvents used in pharmaceutical development and manufacturing, including acetic acid, acetone, acrylic acid, calcium chloride, chloroform, dimethyl sulfoxide, ethyl alcohol, hydrogen chloride, nitric acid, phosphoric acid and other similar solvents. We retain a licensed outside contractor that specializes in the disposal of hazardous materials used in the biotechnology industry to properly dispose of these materials, but we cannot completely eliminate the risk of accidental contamination or injury from these materials. Our cost for the disposal services rendered by our outside contractor was approximately $10,400 and $6,000 for the years ended 2004 and 2003, respectively. In the event of an accident involving these materials, we could be held liable for any damages that result, and any such liability could exceed our resources. Moreover, as our business develops we may be required to incur significant costs to comply with federal, state and local environmental laws, regulations and policies, especially to the extent that we manufacture our own products.

If we engage in acquisitions, we will incur a variety of costs, and the anticipated benefits of the acquisition may never be realized

We may pursue acquisitions of companies, product lines, technologies or businesses that our management believes are complementary or otherwise beneficial to us. Any of these acquisitions could have negative effects on our business. Future acquisitions may result in substantial dilution to our stockholders, the incurrence of additional debt and amortization expenses related to goodwill, research and development and other intangible assets. Any of these results could harm our financial condition. In addition, acquisitions would involve several risks for us, including:

•	assimilating employees, operations, technologies and products from the acquired companies with our existing employees, operations, technologies and products;
•	diverting our management’s attention from day-to-day operation of our business;
•	entering markets in which we have no or limited direct experience; and
•	potentially losing key employees from the acquired companies.

Management and principal stockholders may be able to exert significant control on matters requiring approval by our stockholders and security interests in our assets held by management may enable them to control the disposition of such assets

As of September 30, 2005, our management and principal stockholders together beneficially owned approximately 20% of our outstanding shares of Common Stock. In addition, investors in our March 2004 and May 2005 private placements, as a group, owned approximately 49% of our outstanding shares of Common Stock as of September 30, 2005. If such investors were to exercise the warrants they currently hold, assuming no additional acquisitions or distributions, such investors would own approximately 60% of our outstanding shares of Common Stock based on their ownership percentages as of September 30, 2005. As a result, these two groups of stockholders, acting together or as individual groups, may be able to exert significant control on matters requiring approval by our stockholders, including the election of a majority of our Board of Directors, amendments to our charter, and the approval of business combinations and certain financing transactions.

In July 2003, we issued a $400,000 short-term senior secured note payable to Dr. Chandrasekaran, our chief executive officer, chief financial officer and a member of our board of directors, for cash. As of November 30, 2005, $231,000 of this note remained outstanding. This note bears an annual interest rate of five and one-half percent (5.5%) and is due on the earlier to occur of March 31, 2007 or 10 business days subsequent to the successful completion of a pivotal Phase 3 clinical trial with AzaSite and is secured by a lien on substantially all of our assets including our intellectual property and certain other equipment secured by the lessor of such equipment.

This security interest enables Dr. Chandrasekaran to control the disposition of these assets in the event of our liquidation. If we are unable to repay the amounts due under this note, he could cause us to enter into involuntary liquidation proceedings in the event we default on our obligation.

The market prices for securities of biopharmaceutical and biotechnology companies such as ours have been and are likely to continue to be highly volatile due to reasons that are related and unrelated to our operating performance and progress

The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements and circumstances, such as our current financial condition, the audit report included in our annual report on Form 10-K for the year ended December 31, 2004 that includes an explanatory paragraph referring to our recurring operating losses and a substantial doubt about our ability to continue as a going concern, our ability to obtain new financing, the terms of any financing we are able to raise, the results of testing and clinical trials, developments in patent or other proprietary rights of us or our competitors, litigation regarding the same, the status of our relationships with third-party collaborators, technological innovations or new therapeutic products, governmental regulation, or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our Common Stock.

Further, the exercise of outstanding warrants and the sale of the shares of our Common Stock issuable upon exercise of those outstanding warrants could result in dilution to our current holders of Common Stock and cause a significant decline in the market price for our Common Stock. We have not paid any cash dividends on our Common Stock, and we do not anticipate paying any dividends on our Common Stock in the foreseeable future.

In addition, terrorist attacks in the U.S. and abroad, U.S. retaliation for these attacks, the war in Iraq and continued worldwide economic weakness and the related decline in consumer confidence have had, and may continue to have, an adverse impact on the U.S. and world economy. These and similar events, as well as fluctuations in our operating results and market conditions for biopharmaceutical and biotechnology stocks in general, could have a significant effect on the volatility of the market price for our Common Stock and on the future price of our Common Stock.

We have adopted and are subject to anti-takeover provisions that could delay or prevent an acquisition of our Company and could prevent or make it more difficult to replace or remove current management

Provisions of our certificate of incorporation and bylaws may constrain or discourage a third party from acquiring or attempting to acquire control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock. In addition, such provisions could also prevent or make it more difficult for our stockholders to replace or remove current management and could adversely affect the price of our Common Stock if they are viewed as discouraging takeover attempts, business combinations or management changes that stockholders consider in their best interest. Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock (“Preferred Stock”), 15,000 of which have been designated as Series A-1 Preferred Stock. Our Board of Directors has the authority to determine the price, rights, preferences, privileges and restrictions, including voting rights, of the remaining unissued shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, even if the transaction might be desired by our stockholders. Provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless conditions set forth in the Delaware General Corporation Law are met. The issuance of Preferred Stock or Section 203 of the Delaware General Corporation Law could also be deemed to benefit incumbent management to the extent these provisions deter offers by persons who would wish to make changes in management or exercise control over management. Other provisions of our certificate of incorporation and bylaws may also have the effect of delaying, deterring or preventing a takeover attempt or management changes that our stockholders might consider in their best interest. For example, our bylaws limit the ability of stockholders to remove directors and fill vacancies on our board of directors. Our bylaws also impose advance notice requirements for stockholder proposals and nominations of directors and prohibit stockholders from calling special meetings or acting by written consent.

Legislative actions, higher insurance costs and potential new accounting pronouncements are likely to impact our future financial position and results of operations

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may be potential new accounting pronouncements or regulatory rulings, which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes and proposed legislative initiatives are likely to increase general and administrative costs. In addition, insurance costs, including health, workers’ compensation and directors and officers’ insurance costs, have been dramatically increasing and insurers are likely to increase rates as a result of high claims rates over the past year and our rates are likely to increase further in the future. Further, proposed initiatives could result in changes in accounting rules, including legislative and other proposals to account for employee stock options as an expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock or interests therein by the selling stockholders. All of the 922,800 shares of common stock covered by the registration statement of which this prospectus is a part are, prior to their resale pursuant to this prospectus, issuable upon exercise of a warrant. If this warrant is exercised for cash at the $0.50 per share exercise price, we would receive approximately $461,400 in the aggregate. However, the warrant has a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock without paying the exercise price in cash. To the extent the warrant is exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. To the extent we receive any cash upon any exercise of the warrant, we expect to use that cash for general corporate purposes.

SELLING STOCKHOLDER

The following table sets forth the number of shares beneficially owned by the selling stockholder and certain other information regarding such stockholder, as of December 5, 2005. Except as disclosed below, the selling stockholder has not had a material relationship with us within the past three years other than as a result of its ownership of our securities. The shares offered by this prospectus may be offered from time to time by the selling stockholder. The following table assumes that the selling stockholder will sell all of the shares being offered for its account by this prospectus. However, the selling stockholder may sell some, all or none of its shares of our common stock offered by this prospectus and we are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholder will hold the shares of our common stock before selling them and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of our common stock. The information in the table below is current only as of the date of this prospectus.

In the following table, except as noted below, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares registered hereby that are subject to outstanding warrants held by that person and any shares subject to outstanding warrants or options that are currently exercisable or exercisable within 60 days after December 5, 2005. Applicable percentages are based on 78,918,239 shares of our common stock outstanding on December 5, 2005.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After the Offering
	Number	Percent	Number	Number	Percent
Paragon Capital LP (2)	922,800	1.16%	922,800	0	0%

(1)	“Prior to this Offering” means prior to the offering by the selling stockholder of the securities registered under this prospectus for resale.
(2)
Includes 922,800 shares of common stock registered hereby that become issuable within 60 days of December 5, 2005 upon the exercise of an outstanding warrant of the Registrant. Alan P. Donenfeld, the Managing Member of Paragon Capital Advisors LLC, which is the General Partner of Paragon Capital LP, holds sole voting and dispositive power with respect to these securities. Such warrant was assigned by Bristol Investment Group, Inc. to Paragon Capital LP. Bristol Investment Group, Inc. acted as placement agent for us in 2003.

PLAN OF DISTRIBUTION

The shares of our common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our common stock or interests therein received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares of our common stock covered by the registration statement, of which this prospectus is a part, or interests therein. All of the 922,800 shares of common stock covered by the registration statement of which this prospectus is a part are, prior to their resale pursuant to this prospectus, issuable upon exercise of a warrant. If this warrant is exercised for cash at the $0.50 per share exercise price, we would receive approximately $461,400 in the aggregate. However, the warrant also has a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock, without paying the exercise price in cash. The shares of our common stock or interests therein may be sold from time to time by the selling stockholder directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The shares of our common stock may be sold by one or more of, or a combination of, the following methods, to the extent permitted by applicable law:

•
a block trade in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	privately negotiated transactions;
•	by pledge to secure debts or other obligations;
•	put or call transactions;
•	to cover hedging transactions;
•	underwritten offerings; or
•	any other legally available means.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, to the extent required the supplement will disclose:

•	the name of the selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the price at which the shares were sold;
•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transaction.

In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

The selling stockholder and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the issued and outstanding shares of common stock or the shares of stock issuable upon exercise of warrants may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling stockholder on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, because the selling stockholder may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Any shares covered by the registration statement, of which this prospectus is a part, that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We also agreed to maintain the effectiveness of this registration statement, subject to certain exceptions, until the earlier of 1) the date on which all shares covered by the registration statement of which this prospectus is a part have been sold or otherwise disposed of pursuant to this prospectus or 2) the date on which the shares may be resold by the selling stockholder and its affiliates without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect. The selling stockholder may sell all, some or none of the shares offered by this prospectus or interests therein.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of InSite Vision Incorporated for the year ended December 31, 2004 and for the year ended December 31, 2003 appearing in InSite Vision Incorporated’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2004, have been audited by Burr, Pilger & Mayer LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about InSite Vision Incorporated’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of InSite Vision Incorporated for the year ended December 31, 2002 appearing in InSite Vision Incorporated’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about InSite Vision Incorporated’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

The discussion in this prospectus contains certain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Words such as “believe,”  “anticipate,”  “expect,”  “intend,”  “plan,”  “will,”  “may” and variations of such words and other similar expressions are intended to identify forward-looking statements. The cautionary statements made in this document should be read as applicable to all related forward-looking statements wherever they appear in this document. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in “Risk Factors,” beginning on page 5 of this prospectus, as well as those discussed elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence or identification of unanticipated events or previously unidentified events. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors described more fully (i) under the heading “Risk Factors” on page 5 of this prospectus and (ii) elsewhere in this prospectus.
All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements set forth above. Investors are cautioned not to place undue reliance on forward-looking statements contained herein, which relate only to events as of the date on which the statements are made. Except for filings that are made prior to the termination of this offering and are incorporated by reference, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this registration statement the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Our periodic reports are filed with the SEC under SEC File Number 001-14207. We hereby incorporate by reference the following:

(1)    the description of our common stock contained in our registration statements on Form 8-A filed on August 27, 1993 and June 8, 1998 (Commission File Nos. 000-22332 and 001-14207, respectively) (and any amendments thereto);

(2)    our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 31, 2005 (Commission File No. 001-14207), including portions of our Proxy Statement for our 2005 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

(3)    our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005, filed on May 16, 2005, August 15, 2005, and November 14, 2005, respectively (each, Commission File No. 001-14207);

(4)    our Current Reports on Form 8-K, filed on March 31, 2005, May 9, 2005, May 16, 2005, June 1, 2005, June 6, 2005, August 15, 2005, October 12, 2005, November 14, 2005 and November 30, 2005 (each, Commission File No. 001-14207); and

(5)    any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address and telephone number:

Attn: Sandra Heine
Senior Director, Finance and Administration
InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(510) 865-8800